Exhibit 99.1

Moleculin Announces Interim Phase 2 Data in STS Clinical Trial and Update on Recruiting, Preliminary Efficacy and Expected Milestones for AML Clinical Trials

– Actively recruiting in three Phase 1b/2 clinical trials (with one now in Phase 2) and have recently concluded one trial

– Reached 50% recruitment of Phase 2 portion of soft tissue sarcoma (STS) lung metastases trial

– Multiple expected milestones and interim data readouts expected in 2023

HOUSTON, March 22, 2023 /PRNewswire/ -- Moleculin Biotech, Inc., (Nasdaq: MBRX) (Moleculin or the Company), a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat cancers and viruses, today announced recent activity, new positive data and expected near term milestones across its clinical development pipeline.

“We continue to make significant progress on multiple fronts across our development pipeline and ongoing clinical trials. Our team believes that the human activity demonstrated with our lead program, Annamycin, in two separate indications, normally treated with doxorubicin (or its equivalent), continues to support our expectation of generating pivotal data in 2023. Additionally, preliminary data continue to demonstrate a promising safety and efficacy profile with zero evidence of cardiotoxicity, as analyzed by our independent expert, which bolsters our confidence in Annamycin’s potential as we continue to advance development. Additionally, we are pleased with the rapid pace of enrollment in our Phase 2 STS lung metastases clinical trial that, we believe, has us on track to complete enrollment in the first half of 2023 and in a position to report topline data from this study in the second half of this year,” commented Walter Klemp, Chairman and Chief Executive Officer of Moleculin.

Mr. Klemp added, “2023 is poised to be an exciting year. We are actively recruiting in three Phase 1b/2 clinical trials and expect to add more trials during the year. These three currently active clinical trials are open label and provide us with the opportunity to announce clinical activity as it is being demonstrated throughout 2023. Additionally, in February 2023, our externally funded Phase 1 clinical trial studying WP1066 for the treatment of pediatric brain tumors concluded, and we expect to have at least three externally funded Phase 1b/2 clinical trials for WP1066 in the treatment of GBM and other brain tumors in 2023, including another pediatric clinical trial, in the U.S. and, possibly, in Southeast Asia.”

Ongoing Clinical Trial Updates

Next Generation Anthracycline – Annamycin

Annamycin is the Company’s next-generation anthracycline that has been designed to be non-cardiotoxic (unlike currently prescribed anthracyclines) and has been shown in animal models to accumulate in the lungs at up to 30-fold the level of doxorubicin (a commonly prescribed anthracycline), as well as demonstrating the ability to avoid the multidrug resistance mechanisms that typically limit the efficacy of doxorubicin and other currently prescribed anthracyclines. An independent expert has reported no signs of cardiotoxicity in the first 42 patients in the Company’s three clinical trials, which total includes 32 patients treated over the lifetime maximum anthracycline dose set by the U.S. Food and Drug Administration (FDA). Annamycin is currently in development for the treatment of STS lung metastases (STS lung mets) and relapsed or refractory acute myeloid leukemia (AML) and the Company believes the drug may have the potential to treat additional indications.

STS Lung Mets

The Company is currently in the Phase 2 portion of its ongoing U.S. Phase 1b/2 clinical trial evaluating Annamycin for the treatment of soft tissue sarcoma lung metastases (MB107). clinicaltrials.gov: NCT04887298

Recent Activity Highlights

●

As previously announced, in the Phase 1b portion of the MB107 study, 15 subjects were enrolled, and we determined the Recommended Phase 2 Dose (RP2D) as safe and tolerable and demonstrated a preliminary response of stable disease or better in 60% (n=15) – defined as stable disease (SD) with STS lung mets or better after two cycles (approximately six weeks) of Annamycin. The median progression free survival (PFS) was 2.6 months for subjects receiving the study drug dose per the protocol in the Phase 1b portion.

●	Preliminary Phase 1b data showed no evidence of cardiotoxicity.
●

In the ongoing Phase 2 portion of the study, to date 14 of the up to 28 subjects have been identified, recruited, or dosed. Of those recruited, 11 have begun receiving doses and 6 have been dosed two cycles and received their end of Cycle 2 scans.

●

In this Phase 2 portion of the trial to date, Annamycin has demonstrated a preliminary response of 67% (4 of 6) of subjects showing SD through 2 or more cycles, with one subject continuing with the study drug. The main reason for subjects not continuing is due to myelosuppression attributed to the study drug, keeping in mind that most of these subjects have had multiple prior treatments for STS and some have received close to the lifetime maximum anthracycline dose (LTMAD) as determined by the FDA prior to entering the study. All four subjects will continue to be monitored for PFS while in the study. These data are preliminary and subject to change.

●	Up to 28 subjects will be enrolled at the RP2D in Phase 2 to focus more on quantifying efficacy as well as providing additional safety information.
●

An investigator sponsored Phase 1b/2 clinical trial was initiated in Poland in 2022 to study an alternative dosing regimen for Annamycin in the treatment of STS lung mets. This trial began administering drug to subjects in late 2022, at dosages significantly below that being tested in the Company’s U.S. study, with no human activity noted in the first two subjects in the first cohort of the Phase 1b portion of the study. This study is ongoing.

AML

The Company is currently conducting its Phase 1b/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML who are refractory to or relapsed after induction therapy (MB-106). clinicaltrialsregister.eu: EudraCT 2020-005493-10 or clinicaltrials.gov: NCT05319587

Recent Activity Highlights

●

In 2022 Moleculin completed its Phase 1 single agent trial for Annamycin in AML (MB-105) with fifteen subjects receiving a full cycle per protocol, identifying an RP2D and demonstrating an 80% Overall Response Rate (ORR) in the five subjects treated with the RP2D in the final cohort. Three subjects achieved a Partial Response (PR) and one achieved a complete response with incomplete recovery of peripheral blood count (CRi). For purposes of this clinical trial, the protocol defines a CR means that the subject's bone marrow aspirate assessments (BMA) reduced to 5% or less with recovery of neutrophils (or white blood cells) and platelets, CRi means a CR where there was incomplete recovery of neutrophils and/or platelet counts and a PR means the subject's BMA reduced by 50% and resulted in a blast count of 25% or less.

●	It is noteworthy that one investigator designated two of the three PR subjects as such even though the subjects did achieve BMA’s showing a blast count below 5% at the end of therapy.
●

The MB106 clinical trial application (CTA) in Poland for a Phase 1b/2 trial of Annamycin in combination with Cytarabine (AnnAraC) for the treatment of AML was allowed in 2022. This trial was later approved to expand into Italy in 2022 and dosing subjects began in March 2023.

●	Five clinical sites in Poland and Italy have been recently activated for the MB-106 trial. The Company is planning for a total of up to eleven sites in the European Union (EU).

Upcoming Milestones Expectations

●	STS (U.S.): Report Phase 2 interim data.
●	STS (EU): Report Phase 1b/2 interim data.
●	AML: Present CSR for MB-105 Phase 1 results at an upcoming conference.

Flagship Immune/Transcription Modulator – WP1066

Moleculin is in ongoing discussions with multiple academic institutions in separate programs evaluating WP1066 for the treatment of brain tumors. The Company expects investigator-sponsored clinical trials or programs for the treatment of adult and pediatric brain tumors to commence in the first half of 2023.

Recent Activity Highlights

●

In 2022, an investigational new drug (IND) application Moleculin filed in the U.S. for a Phase 1 clinical trial studying WP1066 for treating glioblastoma multiforme (GBM) in adults received FDA allowance or went into effect.

●

The Company supplied drug product to an externally funded pediatric brain tumor trial with WP1066 up to its conclusion in February 2023 and expects up to three more externally funded clinically trials for WP1066 (in combination with radiation) in 2023 in the U.S. and, possibly, in Southeast Asia.

Expected Upcoming Milestones

●	Report topline results from investigator-initiated Phase 1 study in pediatric brain tumors.
●	Seek to capitalize on external funding with opportunities for an investigator-initiated clinical trial in adult and pediatric cancer patients in 2023.

Metabolism/Glycosylation Inhibitor – WP1122 Portfolio

WP1122 was developed as a prodrug of 2 deoxy-D-Glucose (2-DG) to provide a more favorable pharmacological profile and was found to have greater potency than 2-DG alone in preclinical models where tumor cells require higher glycolytic activity than normal cells. WP1122 has also been shown to have a greater antiviral effect than 2-DG against SARS-CoV-2 in MRC-5 cells in culture. The improved pharmacokinetic and pharmacodynamic (PK/PD) profile of WP1122 compared to 2-DG was noted in mice following oral dosing at equimolar (i.e., equivalent levels of 2-DG) doses. The WP1122 Portfolio includes numerous analogs, including WP1096, which has demonstrated the potential for broad antiviral capabilities in a wide range of in vitro models including multiple arenaviruses, Zika virus, and HIV. The Company looks forward to the potential externally funded clinical trials to confirm such activity.

Recent Activity Highlights

●

The Company’s Phase 1a clinical trial of WP1122 in the United Kingdom for the treatment of COVID-19 began recruiting in 2022, and the Company safely completed the trial in late 2022, establishing an RP2D. This RP2D will possibly aid in future externally funded trials for the treatment of certain viruses and cancers as the Company looks for investigator led studies.

●

In 2021 the Company filed an IND with the FDA that then went into effect, allowing it to proceed with a clinical trial using WP1122 for the treatment of glioblastoma multiforme (GBM). This may lead to an oncology investigator-initiated trial.

Expected Upcoming Milestones

●	Report preliminary findings of National Institutes of Health (NIH) funded animal testing of WP1096 in the Tacaribe Arenavirus.
●	Identify investigators interested in initiating a clinical trial to study the safety, pharmacokinetics and efficacy of oral WP1122 in adult patients with GBM.

General Information on the Company’s Core Technologies

Annamycin currently has Fast Track Status (FTS) and Orphan Drug Designation (ODD) from the FDA for the treatment of soft tissue sarcoma, in addition to ODD for the treatment of acute myeloid leukemia. WP1066 has ODD for the treatment of GBM and has four treatments designated for the FDA Rare Pediatric Disease Priority Review Voucher (PRV) Program. WP1122 has ODD for GBM, as well, and FTS for GBM. For more information about our trials, please visit clinicaltrials.gov.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs, for hard-to-treat cancers and viruses. The Company’s lead program, Annamycin, is a next-generation anthracycline designed to avoid multidrug resistance mechanisms and to have little to no cardiotoxicity. Annamycin is currently in development for the treatment of relapsed or refractory acute myeloid leukemia (AML) and soft tissue sarcoma (STS) lung metastases.

Additionally, the Company is developing WP1066, an Immune/Transcription Modulator capable of inhibiting p-STAT3 and other oncogenic transcription factors while also stimulating a natural immune response, targeting brain tumors, pancreatic and other cancers, and WP1220, an analog to WP1066, for the topical treatment of cutaneous T-cell lymphoma. Moleculin is also engaged in the development of a portfolio of antimetabolites, including WP1122 for the potential treatment of COVID-19 and other viruses, as well as cancer indications including brain tumors, pancreatic and other cancers.

For more information about the Company, please visit www.moleculin.com and connect on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the pace of enrollment in Moleculin’s clinical trials, the timing of Moleculin’s ability to report topline data from its studies, the timing of the commencement of investigator-sponsored and/or externally funded clinical trials which are outside the control of Moleculin, and whether the results of Moleculin’s preclinical animal models can be replicated in human trials. Although Moleculin believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin has attempted to identify forward-looking statements by terminology including ‘believes,’ ‘estimates,’ ‘anticipates,’ ‘expects,’ ‘plans,’ ‘projects,’ ‘intends,’ ‘potential,’ ‘may,’ ‘could,’ ‘might,’ ‘will,’ ‘should,’ ‘approximately’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. “Risk Factors” in our most recently filed Form 10-K filed with the Securities and Exchange Commission (SEC) and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC. Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

MBRX@jtcir.com